Exhibit 99.1

NEWS RELEASE – FOR IMMEDIATE RELEASE

Corporate Contact:	Investor Relations:

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Cheryl Schneider, Investor Relations
Phone: 727-576-6311, Ext. 464	Tom Gibson, Media Relations
Fax: 727-573-1100	Phone: 212-564-4700
ir@mts-mt.com	Fax: 212-244-3075
plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES, INC. ANNOUNCES FISCAL FOURTH QUARTER AND YEAR END RESULTS OF OPERATION

— Net Income Increases 27.7% on a 5.7% Increase in Revenue for the Year —

ST. PETERSBURG, FL – June 14, 2006 – MTS Medication Technologies, (AMEX:MPP), an international provider of medication compliance packaging systems, today announced results for its fiscal fourth quarter and year ended March 31, 2006.

Fourth Quarter
Revenue for the fourth quarter increased 15.7% to $11.5 million from $10.0 million in the prior year. Net income available to common stockholders was $289,000, or $.05 per diluted common share, compared with $913,000, or $0.14 per diluted common share in the prior year. Net income for the fourth quarter of fiscal 2005 included approximately $250,000 (after tax) of other income, $0.04 per diluted common share, when it was determined that a liability associated with a formerly wholly-owned subsidiary would not be payable.

Revenue from consumables increased 14.5%, revenue associated with prepack machines increased 48.5%, and OnDemand® sales declined 13.4% compared with the prior year’s fourth quarter.

Gross margin for the fourth quarter decreased to 36.4% compared with 40.7% in the prior year’s fourth quarter. The decrease in gross profit margin percentage resulted from OnDemand machine sales recorded at lower margins than the prior year as well as the fact that prepack machine revenue was a higher component of revenue in this year’s fourth quarter compared with the prior year’s fourth quarter. Product margin percentage on prepack machines and OnDemand are generally lower than product margin percentage on consumables. The lower margin realized on the OnDemand installations in the fourth quarter resulted primarily from the fact that our first AccuFlex™ system was sold to a customer at a beta site. As a result, we incurred unusual costs for modifications associated with this installation, which were included in the product cost.

SG&A expenses for the fourth quarter were $2,848,000, or 24.7% of revenue, compared with $2,300,000, or 23.1% of revenue in the prior year’s fourth quarter. The increase in SG&A expenses was primarily due to higher selling costs associated with variable compensation plans, travel expenses, costs related to the support of automation products, primarily OnDemand and MedLocker™, as well as research and development expenses associated with new products, such as the OnDemand AccuFlex.

Our effective tax rate increased in the fourth quarter of fiscal 2006 because of obligations for state and local taxes in additional states. The change in our effective tax rate resulted in additional income tax expense in the fourth quarter of approximately $117,000 or $0.02 per diluted common share, which is comprised of the adjustment resulting from our state and local tax analysis, as well as certain permanent differences between our net income reported in our financial statements and our taxable income reported on our tax return.

Fiscal Year
Revenue for the 2006 fiscal year increased 5.7% to a record $42.5 million, compared with $40.2 million in the prior year. Net income available to common stockholders increased 33.1% to $1,430,000 from $1,074,000 in the prior year. Net income per diluted common share increased 27.8% to $0.23 from $0.18 in the prior year. Net income for fiscal year 2005 included approximately $1,255,000 (after tax), $0.18 per diluted common share, of one-time expenses associated with the refinancing of debt, the move to a new facility, a restricted stock grant and other income realized when a liability associated with a formerly wholly-owned subsidiary was determined not to be payable.

Revenue associated with consumables increased 11.4%, revenue associated with prepack machines increased 28.7%, and OnDemand sales declined 52.0% compared with fiscal 2005.

Gross margin percentage for the fiscal year declined slightly to 38.1% from 38.2% in the prior year. Increased direct costs of materials and labor were generally offset by increased selling prices. Incremental product margin realized on increased revenue associated with consumables and prepack machines were offset by lower product margin realized on OnDemand machines and higher factory overhead costs.

SG&A expenses were $10.7 million, or 25.2% of revenue, compared with $9.7 million, or 24.1% of revenue in the prior year. SG&A expenses increased primarily due to higher selling costs associated with variable compensation plans, travel expenses, costs related to the support of automation products, primarily OnDemand and MedLocker, as well as administration costs related to insurance and regulatory issues including audit, tax and Sarbanes Oxley compliance.

Todd E. Siegel, President and C.E.O., said, “We closed the year with strong growth in our core business. Sales of our consumable products and prepack machines in the fourth quarter were impressive. We sold and installed two OnDemand machines, one of which was our latest AccuFlex version, and the second was an OnDemand Excell. Although our margins were impacted by the AccuFlex beta site installation, we believe that the long-term benefit of having this machine in place is significant. We are pleased that our overall gross profit margins remained stable this year, despite the increase in material costs due to higher oil prices, which affect our plastic costs. Our plan for fiscal year 2006 included adding to our infrastructure in terms of automation support costs and research and development of new products and new markets. We remain committed to our strategic initiatives and we believe that this commitment will have a long-term benefit to our shareholders.”

Mr. Siegel added, “The initial impact of the Medicare Modernization Act on our customers has somewhat subsided, and while there are still substantial industry concerns, our customers are indicating they understand their issues and are able to better predict the impact on their business. As a result, activity for our new products and automation solutions have increased, and sales of our new products have begun to materialize. In our fourth quarter, we added several new MedLocker customers, and that trend is increasing in our first quarter.”

Siegel continued, “The OnDemand AccuFlex system, which was installed in our fourth quarter, is meeting our expectations, and provides us with a demonstration site for prospective customers. We have recently received orders for two additional AccuFlex systems, two fully automated Express systems and one of our new multi-dose systems and expect additional orders shortly. In addition, our largest customer has entered into discussion with us regarding their automation needs, and we have reason to be optimistic they will place additional OnDemand orders throughout fiscal 2007 and 2008. Our OnDemand Multi-Dose machine is expected to be installed in our second quarter and will be the first system to automate a multi-dose compliance punch card package for the retail pharmacy market. Consistent with our strategy, we are introducing this product in the specialty pharmacy market where a substantial need exists for individuals suffering with HIV, mental illness and other disease states. We expect solid results from this beta site and believe that additional multi-dose systems will be sold in fiscal 2007.”

Siegel concluded, “We have made strategic investments over the past two years that form an integral part of our fiscal year 2007 plan for growth in revenue and net income. One such investment was the purchase of BAF Printers Ltd. in the United Kingdom. We have already seen positive results from cross selling between BAF and MTS, Ltd. and have added several new customers since the acquisition closed on February 22, 2006. We believe this acquisition will enable us to further penetrate the European markets and provides us with a manufacturing presence in the UK. In addition, we have added resources to our staff in the US, which we believe will accommodate growth in our new products, such as the multi-dose OnDemand machine and MedLocker, as well as in new markets such as retail and nutraceutical, which we anticipate will begin to generate revenue in fiscal year 2007. We are confident that these new products and new markets will be a source of substantial value to the Company in future years and recognize that we could not realize such benefits without these upfront investments.”

Fiscal Year 2007 Outlook
For the fiscal year ended March 31, 2007, management expects revenue to range between $50.0 — $52.0 million, with earnings per share to range between $0.36 — $0.40.

Notice of Conference Call
Management of the Company will host a conference call Wednesday, June 14, 2006 at 11:00 A.M. EDT. To access the conference call, please telephone 888-873-8496 and enter 7440912 for the conference ID number. A digital replay will be available and may be accessed by visiting the Company’s web site at www.mts-mt.com.

About the Company
Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves approximately 8,000 pharmacies worldwide.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “believes”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding the continuing of any trend or expected sales are forward-looking statements, as is any statement regarding the potential growth of our core business and incremental revenue from our OnDemand and MedLocker products.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  Statements in the Press Release describe factors, among others, that could contribute to or cause such differences.  Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, changes in the United Kingdom healthcare regulatory system, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation, risks in product and technology development and other risk factorsdetailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

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MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2006 AND 2005
(In Thousands)

ASSETS

	2006	2005

Current Assets:
Cash	$447	$373
Accounts Receivable, Net	7,148	6,930
Inventories, Net	5,279	4,947
Prepaids and Other	359	89
Net Deferred Tax Asset	1,277	2,297

Total Current Assets	14,510	14,636

Property and Equipment, Net	5,015	4,871
Goodwill	480	0
Intangible Assets	467	0
Other Assets, Net	2,610	2,899

Total Assets	$23,082	$22,406

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$5,589	$4,021
Current Maturities of Long-Term Debt	698	431
Current Maturities of Related Party Note Payable	308	290

Total Current Liabilities	6,595	4,742

Long-Term Debt, Less Current Maturities	2,727	5,492
Related Party Note Payable, Less Current Maturities	434	742
Lease Incentive	317	350
Net Deferred Tax Liability	576	492

Total Liabilities	10,649	11,818

Stockholders' Equity:
Common Stock	60	59
Preferred Stock	2	2
Capital In Excess of Par Value	13,978	13,786
Accumulated Deficit	(1,279)	(2,931)
Treasury Stock	(328)	(328)

Total Stockholders' Equity	12,433	10,588

Total Liabilities and Stockholders' Equity	$23,082	$22,406

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands; Except Earnings Per Share Amounts)

	Quarter Ended		12 Months Ended

	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005

Revenue:
Net Sales	$11,513	$9,954	$42,522	$40,224

Costs and Expenses:
Cost of Sales	7,322	5,906	26,311	24,841
Selling, General and Administrative	2,848	2,300	10,711	9,697
Depreciation and Amortization	524	481	2,296	1,912

Total Costs and Expenses	10,694	8,687	39,318	36,450

Operating Profit	819	1,267	3,204	3,774

Other (Income) Expenses:
Interest Expense	69	100	322	613
Amortization of 69
Original Issue Discount	0	0	0	803
Financing Costs	9	9	36	500
Other Income	0	(400)	0	(400)

Total Other (Income) Expenses	78	(291)	358	1,516

Income Before Income Taxes	741	1,558	2,846	2,258

Income Tax Expense	397	590	1,194	964

Net Income	$344	$968	$1,652	$1,294

Convertible Preferred Stock Dividends	55	55	222	220

Net Income Available to Common Stockholders	$289	$913	$1,430	$1,074

Net Income Per Common Share - Basic	$0.05	$0.16	$0.24	$0.19

Net Income Per Common Share - Diluted	$0.05	$0.14	$0.23	$0.18

Weighted Average Shares Outstanding - Basic	6,014	5,793	5,945	5,639

Weighted Average Shares Outstanding - Diluted	7,245	7,159	7,173	7,129